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Exhibit (4)(a)      Consulting Management Agreement with Gennady Yakovlev.
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                                GENNADY YAKOVLEV
                                  _____________


                                 April 18, 1997

Mr. Mitchell Rubinson
QPQ Corporation
1000 Lincoln Road, Suite 200
Miami Beach, FL  33139

      Re: Management Consulting Agreement
      -----------------------------------

Gentlemen:

      Formalizing our earlier discussions this is to acknowledge and confirm the terms of our Management Consulting Agreement ("Consulting Agreement") as follows:

      1. APPOINTMENT OF GENNADY YAKOVLEV. QPQ Corporation (the "Company") hereby engages Gennady Yakovlev ("Yakovlev") and Yakovlev hereby agrees to render services to the Company as a management consultant, strategic planner and advisor.

      2. DUTIES. During the term of this Agreement Yakovlev shall provide advice to, undertake for and consult with the Company concerning identifying, evaluating, structuring, negotiating and closing business acquisitions, including asset purchases, consolidations, mergers, joint ventures and strategic alliances with companies locates in Russia and the former Soviet Republic.

      3. TERM. The term of this Consulting Agreement shall be for a twenty-four month period commencing on the date hereof.

      4.    COMPENSATION.

            (a) As initial compensation for his services hereunder, Yakovlev shall be issued 300,000 shares of Common Stock, $.01 par value (the "Shares").

            (b) Upon the successful completion of an acquisition or merger introduced by Yakovlev, the Company shall issue up to an additional 600,000 shares of Common Stock, $.01 par value (or the equivalent number of shares if the Company is recapitalized) to Yakovlev. If such acquisition or merger is not completed due to the fault of the Company, then such shares shall be paid to Yakovlev as a breakup fee.

      5. PURCHASE OF SHARES. The Shares shall be issued solely in exchange for the contemplated services and appropriate investment restrictions shall be noted against the shares upon issuance.

Mr. Gennady Yakovlev
April 18, 1997
Page 2



      6. EXPENSES. Yakovlev shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Yakovlev may incur in performing services under this Consulting Agreement. Any expenses shall be approved in advance with the Company.

      7. REGISTRATION. The Company agrees to provide Yakovlev with registration rights at the Company's cost and expense and include the shares of Common Stock in a registration statement to be filed by the Company with the Securities and Exchange Commission within the proximate future.

      8. CONFIDENTIALITY. Yakovlev will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Yakovlev in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of pendency of patent applications).

      9. INDEPENDENT CONTRACTOR. Yakovlev and the Company hereby acknowledge that Yakovlev is an independent contractor. Yakovlev shall not hold itself out as, nor shall it take any action from which others might infer, that it is a partner of, agent of or a joint venturer of the Company.

      10. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of Florida. In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees

      Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                    Very truly yours,


                                    /S/ Gennady Yakovlev
                                    --------------------------
                                    GENNADY YAKOVLEV





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Mr. Gennady Yakovlev
April 18, 1997
Page 3


ACCEPTED AND AGREED TO as of the 7th day of May, 1997.

QPQ CORPORATION


By: /S/ Mitchell Rubinson
    ----------------------------
       Authorized Officer